UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported):           September 10, 2008
CHIEF CONSOLIDATED MINING COMPANY
(Exact Name of Issuer as Specified in Charter)

Arizona	001-01761	87-0122295
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15988 Silver Pass Road, P.O. Box 51, Eureka, Utah	84628
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.
     On September 10, 2008, Chief Consolidated Mining Company (“Chief”) and Anglo American US (Utah) Inc. (“Anglo”) executed and delivered a limited liability company agreement (“LLC Agreement”) in order to form the Big Hill LLC (“Big Hill”). Big Hill is a limited liability company to be formed under the laws of the State of Delaware in order to explore for and, if justified, develop a porphyry copper-gold-molybdenum target located on claims in Utah presently owned by Chief or its wholly or partially owned subsidiaries (“Company Property”). Upon incorporation of Big Hill, Chief will have a 45% membership interest in Big Hill in return for its assignment of the Company Property to Big Hill. Anglo will become the owner of a 55% membership interest in Big Hill in return for its covenant to fund all costs and expenditures of a program to complete a pre-feasibility study on or before the third anniversary of the execution of the LLC Agreement and a full feasibility study acceptable for senior financing, on or before the fifth anniversary of the execution of the LLC Agreement.
     While Chief directly owns some of the Company Property, the bulk is owned by Tintic Utah Metals Joint Venture (“TUMJV”), which was organized in 1996 by Chief and Korea Zinc Co. Ltd. (“Korea Zinc”). Chief currently controls a 75% interest in TUMJV with Korea Zinc holding the remaining 25%. Separate and excluded from the Big Hill transaction, Korea Zinc, Chief and Andover Ventures (TSX-V-AOX) have reached an agreement whereby Chief will purchase outright all of Korea Zinc’s interest in the TUMJV for $3,000,000.
Item 5.02. Departure of Directors or Certain Officers; Election if Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 17, 2008, Brian Mountford resigned as a member of the Board of Directors of Chief Consolidated Mining Company (the “Company”). His resignation did not result from any disagreement with the Company concerning any matter relating to the Company’s operations, policies or practices.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit No.	Description of Exhibit

	99.1	Press Release dated September 10, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHIEF CONSOLIDATED MINING COMPANY
Date: September 17, 2008	By:	/s/ W. Gordon Blankstein
		Name:	W. Gordon Blankstein
		Title:	Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Press Release dated September 10, 2008.